ENDORSED - FILED
                                        In the office of the Secretary of State
                                               of the State of Calfornia
                                                    AUG 25 1995
                                            BILL JONES, Secretary of Slate


                            ARTICLES OF INCORPORATION

                                       OF

                   INTERACTIVE VOICE MEDIA (SACRAMENTO) CORP.


     The undersigned, being a natural person of full age and acting as the incorporator for the purpose of forming the business corporation hereinafter named pursuant to the provisions of the California General Corporation Law, does hereby adopt the following Articles of Incorporation.

     FIRST: The name of the corporation is

             INTERACTIVE VOICE MEDIA (SACRAMENTO) CORP. (the "Corporation").

     SECOND: The existence of this Corporation is perpetual.

     THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California General Corporation Law.

     FOURTH: The name of this Corporation's initial agent for service of process within the State of California in accordance with the provisions of subdivision
(b) of Section 1502 of the California General Corporation Law is as follows:

                   The Prentice-Hall Corporation System, Inc.

     FIFTH: The total number of shares which the Corporation is authorized to issue is 3,000 shares no par value, all of which are of one class and are common shares.

     The Board of Directors of this Corporation may issue any and all of the aforesaid authorized shares of the Corporation from time to time for such consideration as it shall determine and may determine from time to time the amount of such consideration, if any, to be credited to paid-in surplus.

     SIXTH: In the interim between meetings of shareholders held for the election of directors or for the removal of one or more directors and the election of the replacement or replacements thereat, any vacancy which results by reason of the removal of a director or directors by the shareholders entitled to vote in an election of directors, and which has not been filled by said shareholders, may be filed by a majority


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of the directors then in office, whether or not less than a quorum, or by the sole remaining director, as the case may be.

     SEVENTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     EIGHTH: This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

     NINTH: Pursuant to the provisions of Section 406 of the California General Corporation Law, each share of the Corporation shall entitle the holder thereof, for a period of thirty days, to subscribe for or purchase authorized shares of the same class.

 Signed on August 22, 1995


                                                /s/ Candace Lynn Bell
                                                --------------------------------
                                                Candace Lynn Bell, Incorporator